Exhibit 2

Form 51-102F3
Material Change Report

1.	Name and Address of Company:

Harvest Operations Corp. ("Harvest" or the "Corporation")

1500, 700 – 2nd Street S.W.

Calgary, Alberta T2P 2W1

2.	Date of Material Change:

September 21, 2017.

3.	News Release:

A news release disclosing the closing of U.S. $285 million 3% Senior Note offering in this material change report was issued on September 21, 2017 through the facilities of Nasdaq (formerly Marketwire).

4.	Summary of Material Change:

On September 21, 2017 Harvest announced that it has closed its offering of U.S. $285 million senior unsecured notes due 2022 with a coupon rate of 3% (the “Notes”).

5.	Full Description of Material Change:

On September 21, 2017 Harvest announced that it has closed its offering of U.S.$ 285 million senior unsecured notes due 2022 with a coupon rate of 3% (the “Notes”). The Notes are rated Aa2 and AA by Moody’s Investors Service and S&P Global Ratings, respectively. The Notes are unconditionally and irrevocably guaranteed by Harvest’s parent company Korea National Oil Corporation (“KNOC”). Closing of the offering was September 21, 2017. HSBC Securities (Canada) Inc., CIBC World Markets Inc. and Citibank Global Markets Inc. acted as joint bookrunners and lead managers for the offering. Approval in-principle has been received for the listing and quotation of the Notes on the Singapore Exchange Securities Trading Limited (SGX).

Title of Security	Rule 144A CUSIP and ISIN Numbers	Regulation S CUSIP and ISIN Numbers	Aggregate Principal Amount Outstanding
3% Senior Notes due 2022	CUSIP: 41754W AR2	CUSIP: C42970 AE0	$285,000,000

	ISIN: US41754WAR25	ISIN: USC42970AE03

6.	Reliance on Subsection 7.1(2) of National Instrument 51-102:

N/A

7.	Omitted Information:

N/A

8.	Executive Officer:

For further information, please contact Grant Ukrainetz, Vice President, Finance, by telephone at (403) 265-1178

9.	Date of Report:

September 21, 2017.

ADVISORY:

ADVISORY

Certain information in this press release contains forward-looking information that involves risk and uncertainty. Forward-looking statements in this press release may include, but are not limited to, the expected use of proceeds. For this purpose, any statements that are contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements often contain terms such as "may", "will", "should", "anticipate", "expects" and similar expressions. Such risks and uncertainties in respect of such forward-looking information include, but are not limited to, risks associated with: imprecision of reserve estimates; conventional oil and natural gas operations; the volatility in commodity prices and currency exchange rates; risks associated with realizing the value of acquisitions; general economic, market and business conditions; changes in environmental legislation and regulations; the availability of sufficient capital from internal and external sources; and, such other risks and uncertainties described from time to time in Harvest's regulatory reports and filings made with securities regulators.

Readers are cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. Harvest assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Forward-looking statements contained in this press release are expressly qualified by this cautionary statement.